Exhibit 3

                        [EMBRAER LOGO] [GRAPHIC OMITTED]


                 EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S/A


                                   RESOLUTIONS


The Board of Directors, at a meeting held April 20, 2005, approved the following:


     o Accepted the resignation of its Executive Officer Carlos Rocha Villela, Vice President and General Counsel, effective April 20,2005, and elected Executive Officer Artur Aparecido Valerio Coutinho, Brazilian, married, engineer, to replace him until the end of his mandate, April 30, 2007.

     o Approved proposal from Mauricio Novis Botelho, President and Board Member, to transfer part of the responsibilities of the Industry and Development Vice President, under the responsibility of Satoshi Yokota, related to industrial operations to the new Executive Officer, by creating the position of Executive Vice President of Industrial Operation, and changing the name of the current position Executive Vice President of Development and Industry to Executive Vice President of Engineering and Development, under the responsibility of the Executive Vice President Satoshi Yokota.


Sao Jose dos Campos, April 27, 2005



ANTONIO LUIZ PIZARRO MANSO
Executive Vice President Corporate and
Investor Relations